Exhibit 99.1

PRELIMINARY QUARTERLY REPORT FOR THE PERIOD

ENDED NOVEMBER 30, 2006
(Revised as of April 20, 2007)

The information contained in this Preliminary Quarterly Report (including the information in the preliminary unaudited consolidated financial statements and the information derived from financial statements for prior periods (all such financial statements being herein collectively the “Financial Statements”)) will be subject to changes and adjustments (which may be significant) as a result of the Company’s ongoing review of stock option granting practices and related accounting and other matters.  For additional information, please refer to Biomet’s Current Report on Form 8-K filed with the Securities and Exchange Commission (the “SEC”) on December 18, 2006.  In addition, please refer to Biomet’s Current Report on Form 8-K filed with the SEC on March 30, 2007, in which Biomet announced an updated report from the Special Committee presented by counsel to the Special Committee and the independent accountants retained by counsel to the Special Committee.  Based upon an analysis of this updated report and relevant accounting literature, including Staff Accounting Bulletin No. 99, the Audit Committee determined on March 30, 2007 that Biomet should amend its Annual Report on Form 10-K for the fiscal year ended May 31, 2006 and Quarterly Report on Form 10-Q for the fiscal quarter ended August 31, 2006 to reflect the restatement of the consolidated financial statements (fiscal years ended March 31, 2006, 2005 and 2004 and periods ended August 31, 2006 and 2005) and related disclosures reflected therein.  In light of the Special Committee’s preliminary report discussed in Biomet’s March 30, 2007 Form 8-K, Biomet’s previously issued financial statements (including for the fiscal year ended May 31, 2006) and any related reports of its independent registered public accounting firm should not be relied upon.

The preliminary unaudited consolidated financial statements included herein (1) do not include any information or notes not required by GAAP to be included in interim financial statements, (2) are subject to normal year-end adjustments, (3) have not been reviewed by Ernst & Young LLP, Biomet’s independent registered public accounting firm, as provided in Statement on Auditing Standards No. 100 and (4) will change after the review of stock option granting practices and related accounting and other matters is completed.

The restatement of Biomet’s financial statements in accordance with the outcome of the review of stock option granting practices and related accounting and other matters may cause:

•                  compensation expense to increase to reflect the intrinsic value of options on the measurement date;

•                  net income to decrease as result of the increase in compensation expense;

•                  paid-in-capital to increase as option-related compensation expense increases paid-in-capital:;

•                  retained earnings to decrease because net income decreases.

•                  the amount of the deduction from taxable income for option-related compensation to be limited;

•                  earnings per share to decrease because net income decreases;

•                  litigation expense to increase; and

(i)

•                  there may be related tax effects and other expenses incurred and other adjustments recorded as a result of any such restatement.

All results for the quarter ended November 30, 2006 should be considered preliminary until Biomet’s Quarterly Report on Form 10-Q for the second quarter ended November 30, 2006 is filed with the Securities and Exchange Commission. The preliminary unaudited consolidated financial statements and related preliminary disclosures furnished herein will be superseded by Biomet’s Quarterly Report on Form 10-Q for the period ended November 30, 2006, when filed by Biomet with the Securities and Exchange Commission.

This Preliminary Quarterly Report contains certain statements that are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended.  Although Biomet believes that the assumptions, on which the forward-looking statements contained herein are based are reasonable any of those assumptions could prove to be inaccurate given the inherent uncertainties as to the occurrence or non-occurrence of future events.  There can be no assurance that the forward-looking statements contained herein will prove to be accurate.  Some of the factors that could cause actual results and forward-looking statements contained herein to differ include:  the results and related outcomes of the special committee’s review of Biomet’s historical stock option granting practices including: the impact of any tax consequences, including any determination that Biomet’s filed tax returns were not true, correct and complete, the impact of any determination that some of the options may not have been validly issued under the stock option plans, the impact of the restatement of financial statements of Biomet or other actions that may be taken or required as a result of the special committee’s review, the impact of the determination that certain of Biomet’s financial statements were not prepared in accordance with GAAP and the required reporting under the applicable securities rules and regulations, the impact of any determination of the existence of any significant deficiencies and/or material weaknesses in certain of Biomet’s internal controls and/or of the need to reevaluate certain of the findings and conclusions in Management’s Report on Internal Controls, Biomet’s disclosure controls and procedures required by the Securities Exchange Act were not effective, the impact of the inability of Biomet to timely file reports or statements with the Securities and Exchange Commission and distribute such reports or statements to its shareholders, and the impact of any determination that some of Biomet’s insurance policies may not be in full force and effect and/or that Biomet may not be in compliance with the terms and conditions of the policies; litigation and governmental investigations or proceedings which may arise out of Biomet’s stock option granting practices or the restatement of Biomet’s financial statements; the inability to meet the NASDAQ extension for becoming current with all filing requirements; any conditions imposed in connection with consummation of the merger between Biomet and the private equity consortium, including the availability of certain financial information; approval of the merger by the shareholders of Biomet; satisfaction of various other conditions to the closing of the merger contemplated by the merger agreement with the private equity consortium; the success of Biomet’s principal product lines and reorganization efforts with respect to its Biomet Trauma and Biomet Spine operations; Biomet’s ability to develop and market new products and technologies in a timely manner; and other risk factors as set forth from time to time in Biomet’s filings with the Securities and Exchange Commission.  The inclusion of a forward-looking statement herein should not be regarded as a representation by Biomet that Biomet’s objectives will be achieved.  Biomet undertakes no obligation to publicly update forward-looking statements, whether as a result of new information, future events or otherwise.

(ii)

BIOMET, INC. AND SUBSIDIARIES

PRELIMINARY CONSOLIDATED BALANCE SHEETS
at November 30, 2006 and May 31, 2006
(in thousands)

ASSETS

	November 30, 2006	May 31, 2006*
	(Unaudited)
Current assets:
Cash and cash equivalents	$98,554	$160,963
Investments	6,451	6,380
Accounts and notes receivable, net	554,301	507,883
Inventories	563,231	534,515
Deferred income taxes	74,690	73,345
Prepaid expenses and other	75,144	32,342
Total current assets	1,372,371	1,315,428

Property, plant and equipment, at cost	711,883	655,432
Less, Accumulated depreciation	341,033	297,800
Property, plant and equipment, net	370,850	357,632

Investments	62,179	58,128
Goodwill	442,063	441,397
Intangible assets, net	75,730	79,498
Other assets	14,079	11,839

Total assets	$2,337,272	$2,263,922

*  On March 30, 2007, Biomet publicly disclosed that Biomet’s previously issued financial statements and any related reports of its independent registered public accounting firm should not be relied upon.

The accompanying notes are a part of the preliminary consolidated financial statements.

The information contained in this Preliminary Quarterly Report (including the Financial Statements) will be subject to changes and adjustments (which may be significant) as a result of the ongoing review of stock option granting practices and related accounting or other matters.

BIOMET, INC. AND SUBSIDIARIES

PRELIMINARY CONSOLIDATED BALANCE SHEETS
at November 30, 2006 and May 31, 2006
(in thousands)

LIABILITIES AND SHAREHOLDERS’ EQUITY

	November 30, 2006	May 31, 2006*
	(Unaudited)
Current liabilities:
Short-term borrowings	$209,682	$276,561
Accounts payable	56,903	62,276
Accrued income taxes	0	6,356
Accrued wages and commissions	62,332	63,279
Other accrued expenses	107,115	111,960
Total current liabilities	436,032	520,432

Long-term liabilities:
Deferred income taxes	28,210	26,991
Total liabilities	464,242	547,423

Contingencies

Shareholders’ equity:
Common shares	216,442	206,633
Additional paid-in capital	83,835	72,839
Retained earnings	1,544,741	1,419,297
Accumulated other comprehensive income (loss)	28,012	17,730
Total shareholders’ equity	1,873,030	1,716,499

Total liabilities and shareholders’ equity	$2,337,272	$2,263,922

*  On March 30, 2007, Biomet publicly disclosed that Biomet’s previously issued financial statements and any related reports of its independent registered public accounting firm should not be relied upon.

The accompanying notes are a part of the preliminary consolidated financial statements.

The information contained in this Preliminary Quarterly Report (including the Financial Statements) will be subject to changes and adjustments (which may be significant) as a result of the ongoing review of stock option granting practices and related accounting or other matters.

BIOMET, INC. AND SUBSIDIARIES

PRELIMINARY CONSOLIDATED STATEMENTS OF INCOME
for the six and three months ended November 30, 2006 and 2005
(Unaudited, in thousands, except per share data)

	Six Months Ended		Three Months Ended
	2006	2005*	2006	2005*

Net Sales	$1,028,491	$979,593	$520,330	$494,690
Cost of sales	290,129	274,106	151,382	139,611

Gross profit	738,362	705,487	368,948	355,079

Selling, general and administrative expenses	382,083	359,635	192,073	181,453
Research and development expense	47,496	42,119	23,135	21,303

Operating income	308,783	303,733	153,740	152,323

Other income (expense), net	3,885	313	2,772	(245)

Income before income taxes	312,668	304,046	156,512	152,078

Provision for income taxes	106,666	102,469	53,340	50,800

Net income	$206,002	$201,577	$103,172	$101,278

Earnings per share:
Basic	$0.84	$0.81	$0.42	$0.41
Diluted	$0.84	$0.81	$0.42	$0.41

Shares used in computation of earnings per share:
Basic	244,976	248,963	245,072	248,337
Diluted	244,976	249,952	245,072	249,276

Cash dividends per common share	$0.30	$0.25	$—	$—

*  On March 30, 2007, Biomet publicly disclosed that Biomet’s previously issued financial statements and any related reports of its independent registered public accounting firm should not be relied upon.

The accompanying notes are a part of the preliminary consolidated financial statements.

The information contained in this Preliminary Quarterly Report (including the Financial Statements) will be subject to changes and adjustments (which may be significant) as a result of the ongoing review of stock option granting practices and related accounting or other matters.

BIOMET, INC. AND SUBSIDIARIES

PRELIMINARY CONSOLIDATED STATEMENTS OF CASH FLOWS
for the six ended November 30, 2006 and November 30, 2005
(Unaudited, in thousands)

	2006	2005*
Cash flows from (used in) operating activities:
Net income	$206,002	$201,577
Adjustments to reconcile net income to net cash from operating activities:
Depreciation	42,633	33,599
Amortization	3,527	4,433
Loss (Gain) on sale of investments, net	(798)	(132)
Deferred income taxes	(1,226)	(3,060)
Share-Based payment expense, net of tax benefit	8,511	—
Changes in current assets and liabilities:
Accounts and notes receivable, net	(44,500)	(13,830)
Inventories	(23,167)	(41,638)
Accounts payable	(3,481)	4,301
Accrued/Prepaid income taxes	(35,835)	(5,555)
Other	(23,840)	(793)
Net cash from operating activities	127,826	178,902

Cash flows from (used in) investing activities:
Proceeds from sales and maturities of investments	7,085	28,527
Purchases of investments	(7,558)	(25,185)
Capital expenditures	(52,672)	(50,653)
Other	(1,322)	556
Net cash used in investing activities	(54,467)	(46,755)

Cash flows from (used in) financing activities:
(Decrease) increase in short-term borrowings, net	(64,661)	11,118
Issuance of common shares	9,986	7,718
Cash dividends	(73,526)	(62,473)
Purchase of common shares	(7,268)	(97,929)

Net cash used in financing activities	(135,469)	(141,566)

Effect of exchange rate changes on cash	(299)	3,095

Decrease in cash and cash equivalents	(62,409)	(6,324)
Cash and cash equivalents, beginning of year	160,963	104,706

Cash and cash equivalents, end of period	$98,554	$98,382

*  On March 30, 2007, Biomet publicly disclosed that Biomet’s previously issued financial statements and any related reports of its independent registered public accounting firm should not be relied upon.

The accompanying notes are a part of the preliminary consolidated financial statements.

The information contained in this Preliminary Quarterly Report (including the Financial Statements) will be subject to changes and adjustments (which may be significant) as a result of the ongoing review of stock option granting practices and related accounting or other matters.

BIOMET, INC. AND SUBSIDIARIES

NOTES TO PRELIMINARY CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1:      BASIS OF PRESENTATION.

The accompanying preliminary consolidated financial statements include the accounts of Biomet, Inc. and its subsidiaries (individually and collectively referenced to as “Biomet” or the “Company”). Except as described below, the preliminary unaudited consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States for interim financial information and with the instructions to Form 10-Q and Rule 10-01 of Regulation S- X. Accordingly, they do not include all of the information and notes required by accounting principles generally accepted in the United States for complete financial statements. While management believes that the unaudited preliminary consolidated financial statements have been prepared in accordance with Generally Accepted Accounting Principles (GAAP) in the United States except as described in the preceding sentence and except for the uncertainties related to stock option granting practices and related accounting and other matters as described in the introduction to the preliminary consolidated financial statements, it can give no assurance that all adjustments necessary to present its financial information in accordance with GAAP have been identified. Therefore, all results for the quarter ended November 30, 2006 reported in the accompanying consolidated financial statements should be considered preliminary until the Company files its quarterly report on Form 10-Q for the second quarter ended November 30, 2006.

Operating results for the six-month period ended November 30, 2006 are not necessarily indicative of the results that may be expected for the fiscal year ending May 31, 2007. For further information, refer to the consolidated financial statements and notes thereto included in the Company’s Annual Report on Form 10-K for the fiscal year ended May 31, 2006.

The accompanying consolidated balance sheet at May 31, 2006, has been derived from the audited Consolidated Financial Statements at that date, but does not include all disclosures required by accounting principles generally accepted in the United States.

In addition, on March 30, 2007, Biomet publicly disclosed that Biomet’s previously issued financial statements and any related reports of its independent registered public accounting firm should not be relied upon.

The Company operates in one business segment, musculoskeletal products, which includes the designing, manufacturing and marketing of reconstructive products, fixation devices, spinal products and other products. Other products consist primarily of EBI’s softgoods and bracing products, Arthrotek’s arthroscopy products, general instruments and operating room supplies. The Company manages its business segment primarily on a geographic basis. These geographic markets are comprised of the United States, Europe and the Rest of World. Major markets included in the Rest of World geographic market are Canada, South America, Mexico, Japan, and the Pacific Rim.

Net sales of musculoskeletal products by product category and reportable geographic segment results are as follows for the six and three month periods ended November 30, 2006 and 2005:

The information contained in this Preliminary Quarterly Report (including the Financial Statements) will be subject to changes and adjustments (which may be significant) as a result of the ongoing review of stock option granting practices and related accounting or other matters.

	Six Months Ended		Three Months Ended
	2006	2005*	2006	2005*
	(in thousands)
Reconstructive Products	$719,815	$660,154	$368,078	$336,339
Fixation Devices	119,681	124,854	58,808	60,675
Spinal Products	102,783	110,353	50,850	55,027
Other Products	86,212	84,232	42,594	42,649
Total	$1,028,491	$979,593	$520,330	$494,690

	Six Months Ended		Three Months Ended
	2006	2005*	2006	2005*
Net Sales to Customers:
United States	$658,973	$642,927	$333,026	$325,602
Europe	271,927	248,170	137,502	124,412
Rest of World	97,591	88,496	49,802	44,676
	$1,028,491	$979,593	$520,330	$494,690
Operating Income:
United States	272,259	263,678	136,698	134,527
Europe	36,290	37,072	18,590	15,958
Rest of World	9,649	2,983	3,641	1,838
	318,198	303,733	158,929	152,323
Share-based payment expense	9,415	—	5,189	—
	$308,783	$303,733	$153,740	$152,323

*  On March 30, 2007, Biomet publicly disclosed that Biomet’s previously issued financial statements and any related reports of its independent registered public accounting firm should not be relied upon.

The Company adopted SFAS No. 123(R), “Share-Based Payment”, (“SFAS 123R”) on June 1, 2006 using the modified prospective method. SFAS 123R requires all share-based payments to employees, including stock options, to be expensed based on their fair value over the required award service period. The Company uses the straight line method to recognize compensation expense relating to share-based payments.  The Company’s share-based payments primarily consist of stock options. The Company had previously followed APB No.25 “Accounting for Stock Issued to Employees,” in accounting for its stock options and accordingly, no compensation expense had been previously recognized.

Under the modified prospective method, the provisions of SFAS 123R apply to all share-based payments granted or modified after the date of adoption. Prior period results have not been restated. For share-based payments granted prior to the date of adoption, the unrecognized expense related to the unvested portion at the date of adoption will be recognized in net income under the grant date fair value provisions used for our pro forma disclosures under SFAS 123R. The Company uses the Black-Scholes option-pricing model to determine the fair value of our stock options. Compensation expense recognized for the six month period was $9,415,000 offset by $904,000 of tax benefit, which is $0.03 per share. Compensation expense recognized in the current period was $5,189,000 offset by $663,000 of tax benefit, which is $0.02 per share. The amount of pre-tax compensation cost related to nonvested stock options not yet recognized was $103.9 million at November 30, 2006, which

The information contained in this Preliminary Quarterly Report (including the Financial Statements) will be subject to changes and adjustments (which may be significant) as a result of the ongoing review of stock option granting practices and related accounting or other matters.

is expected to be amortized through 2015. All of the foregoing amounts may be subject to significant change and adjustment as a result of the ongoing review of stock option granting practices and related accounting and other matters.

Subject to the completion of the ongoing review of stock option granting practices, if compensation expense for the Company’s employee stock options had been determined based on the fair value method of accounting, pro forma net income and diluted earnings per share for the three and six months ended November 30, 2005 would have been as follows:

	Six Months Ended	Three Months Ended
Net income as reported (in thousands)	$201,577	$101,278
Deduct: Total stock-based employee compensation expense determined under the fair value method for all awards net of related tax effects (in thousands)	4,450	2,301
Pro forma net income (in thousands)	$197,127	$98,977
Earnings per share:
Basic, as reported	$0.81	$0.41
Basic, pro forma	$0.79	$0.40
Diluted, as reported	$0.81	$0.41
Diluted, pro forma	$0.79	$0.40

The Company uses the Black-Scholes option-pricing model to determine the fair value of options.  For stock options granted during the six month period ended November 30, 2006, expected volatility was derived based on historical volatility of our common stock.  The expected term of the stock option was derived from historical employee exercise behavior.  The risk-free interest rate is determined using the implied yield currently available for zero-coupon U.S. Government issues with a remaining term equal to the expected life of the options.  A dividend yield is derived based on the historical dividend yield of the Company’s common stock.

The weighted-average fair value of the options granted in the six month periods ended November 30, 2006 and 2005 were $11.41 and $12.11 per option, respectively, determined using the following assumptions: (1) expected life of option of 5.19 and 5.36 years; (2) dividend yield of 0.90% and 0.72%; (3) expected volatility of 32% and 33% ; and (4) risk-free interest rate of 4.46% and 4.26%, respectively.  The total intrinsic value of stock options exercised during the six month periods ended November 30, 2006 and 2005 were $5.2 million and $7.7 million, respectively.  The following table summarizes stock option activity for the six month period ended November 30, 2006:

The information contained in this Preliminary Quarterly Report (including the Financial Statements) will be subject to changes and adjustments (which may be significant) as a result of the ongoing review of stock option granting practices and related accounting or other matters.

	Stock Options	Weighted Average Exercise Price
Outstanding, June 1, 2006	9,162,956	$33.84
Granted	2,761,876	33.37
Exercised	(466,697)	23.79
Terminated	(404,676)	35.25
Outstanding, November 30, 2006	11,053,459	$34.10

The following table summarizes information about outstanding stock options as of November 30, 2006, that are vested and those that are expected to vest, and that are currently exercisable:

	Outstanding Stock Options Already Vested and Expected to Vest	Options that are Exercisable
Number of outstanding options	10,500,000	2,042,377
Weighted average remaining contractual life	7.2 years	1 year
Weighted average exercise price per share	$34.10	$33.21
Intrinsic value	$38,780,000	$9,351,000

NOTE 2:      COMPREHENSIVE INCOME.

Other comprehensive income includes foreign currency translation adjustments and unrealized appreciation of available-for-sale securities, net of taxes. Other comprehensive income (loss) for the three months ended November 30, 2006 and 2005 was $3,262,000 and $(3,620,000), respectively. Other comprehensive income (loss) for the six months ended November 30, 2006 and 2005 was $10,282,000 and $(28,924,000), respectively. Total comprehensive income combines reported net income and other comprehensive income. Total comprehensive income for the three months ended November 30, 2006 and 2005 was $106,434,000 and $97,658,000, respectively. Total comprehensive income for the six months ended November 30, 2006 and 2005 was $216,284,000 and $172,653,000, respectively.

NOTE 3:      INVENTORIES.

Inventories at November 30, 2006 and May 31, 2006 are as follows:

	November 30, 2006	May 31, 2006*
	(in thousands)
Raw Materials	$78,161	$71,126
Work-in-process	62,838	48,416
Finished goods	251,367	225,997
Consigned distributor	170,865	188,976
	$563,231	$534,515

*  On March 30, 2007, Biomet publicly disclosed that Biomet’s previously issued financial statements and any related reports of its independent registered public accounting firm should not be relied upon.

The information contained in this Preliminary Quarterly Report (including the Financial Statements) will be subject to changes and adjustments (which may be significant) as a result of the ongoing review of stock option granting practices and related accounting or other matters.

NOTE 4:      COMMON SHARES.

During the six months ended November 30, 2006, the Company issued 444,973 common shares upon the exercise of outstanding stock options for proceeds aggregating $9,986,000. Purchases of common shares pursuant to the common share repurchase programs aggregated 210,000 shares for $7,268,000 during the six months ended November 30, 2006.

NOTE 5:      EARNINGS PER SHARE.

Earnings per common share amounts (“basic EPS”) are computed by dividing net income by the weighted average number of common shares outstanding and excludes any potential dilution. Earnings per common share amounts assuming dilution (“diluted EPS”) are computed by reflecting potential dilution from the exercise of stock options.

NOTE 6:      INCOME TAXES.

The difference between the reported provision for income taxes and a provision computed by applying the federal statutory rate to pre-tax accounting income is primarily attributable to state income taxes, tax benefits relating to operations in Puerto Rico, tax-exempt income, tax credits and lack of a tax benefit associated with Incentive Stock Options under share-based payment expense. These amounts may be subject to significant change and adjustment as a result of the ongoing review of stock option granting practices and related accounting or other matters.

NOTE 7:      CONTINGENCIES.

On September 21, 2006, two complaints were filed in Koscuisko Superior Court I in Kosciusko County, Indiana, by two different individual stockholders, purportedly as derivative actions on behalf of Biomet, Inc. against certain of Biomet’s current and former officers and directors.  The complaints, captioned Karen Long, Derivatively On Behalf of Biomet, Inc. vs. Daniel P. Hann, et. al., and Clifford M. Thorson, Derivatively On Behalf of Biomet, Inc. vs. Daniel P. Hann, et. al., allege violations of state law relating to the issuance of certain stock option grants by the Company dating back to approximately 1996.  Both complaints seek unspecified money damages as well as other equitable and injunctive relief.  It is anticipated that these two cases will be consolidated and that plaintiffs will file a Consolidated Amended Complaint by January 19, 2007.  Defendants anticipate responding to this filing by February 16, 2007.  The Company intends to take all appropriate action to defend these suits.

On December 11, 2006, a third derivative lawsuit captioned International Brotherhood of Electrical Workers Local 98 Pension Fund v. Hann, et al., was filed in the United States District Court for the Southern District of New York.  The suit names as defendants the same current and former directors and officers who were named as defendants, makes claims similar to those made, and seeks relief similar to that sought, in the Long and Thorson cases discussed above.  In addition, the suit makes claims based on alleged violations of Section 10(b), 14(a), and 16(b)of the Securities Exchange Act.  The Company intends to take all appropriate action to defend this suit.

The information contained in this Preliminary Quarterly Report (including the Financial Statements) will be subject to changes and adjustments (which may be significant) as a result of the ongoing review of stock option granting practices and related accounting or other matters.

On December 20, 2006, a purported class-action lawsuit captioned Long, et al. v. Hann, et al., was filed in Indiana state court in Kosciusko county.  On January 2, 2007, a purported class-action lawsuit captioned Gervasio v. Biomet, Inc., et al., was filed in New York state court in the County of New York. On January 9, 2007 a purported class-action lawsuit captioned Corry v. Biomet, Inc., et al., was filed in New York state court in the Court of New York.  All three of these suits name as defendants Biomet, each current member of its board of directors, The Blackstone Group, L.P., Goldman Sachs Capital Partners, Kohlberg Kravis Roberts & Co., Texas Pacific Group, and Dane A. Miller. The lawsuits allege, among other things, that the defendants breached, or aided and abetted the breach of, fiduciary duties owed to Biomet’s shareholders by Biomet’s directors in connection with Biomet’s entry into the merger agreement announced on December 18, 2006.  The suits seek, among other relief, an injunction preventing consummation of the merger unless and until the defendants implement procedures to obtain the highest possible sale price, an order directing the defendants to exercise their fiduciary duties to obtain a transaction which is in the best interests of Biomet’s shareholders until the process for a sale of Biomet is completed and the highest price is obtained, and an order directing the defendants to exercise their fiduciary duty to disclose all material information in their possession concerning the merger prior to the shareholder vote, including Biomet’s fiscal year 2007 second quarter financial results.  The Company intends to take all appropriate action to defend these suits.

NOTE 8:      SUBSEQUENT EVENTS

Merger Agreement.  On December 18, 2006, we entered into an Agreement and Plan of Merger (the “Merger Agreement”) with LVB Acquisition, LLC, a Delaware limited liability company (“Parent”), and LVB Acquisition Merger Sub, Inc., an Indiana corporation and a wholly-owned subsidiary of Parent (“Merger Sub”). Under the terms of the Merger Agreement, Merger Sub will be merged with and into Biomet, with Biomet continuing as the surviving corporation and a wholly-owned subsidiary of Parent (the “Merger”). Parent is controlled by a consortium of private equity funds: Blackstone Capital Partners V L.P., Goldman Sachs Investments Ltd., KKR 2006 Fund L.P. and Texas Pacific Group.

At the effective time of the Merger, each share of Biomet’s common stock issued and outstanding immediately before the effective time of the Merger (other than those shares owned by Parent, Merger Sub or any other direct or indirect wholly-owned subsidiary of Parent and shares owned by Biomet or any direct or indirect wholly-owned subsidiary of Biomet) will be converted into the right to receive $44.00 per share in cash, less any required withholding taxes and without interest.

Consummation of the Merger is not subject to a financing condition, but is subject to various other conditions, including approval of the Merger by our shareholders, expiration or termination of applicable waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and other customary closing conditions.

The information contained in this Preliminary Quarterly Report (including the Financial Statements) will be subject to changes and adjustments (which may be significant) as a result of the ongoing review of stock option granting practices and related accounting or other matters.

Nasdaq Delisting Notice.  Biomet received a Staff Determination letter from The Nasdaq Stock Market on January 11, 2007 indicating that Biomet is not in compliance with the filing requirements for continued listing under Marketplace Rule 4310(c)(14). As anticipated, the letter was issued in accordance with Nasdaq procedures due to Biomet’s inability to file its Quarterly Report on Form 10-Q for the second quarter of fiscal year 2007 by the prescribed due date. On January 9, 2007, Biomet filed a Form 12b-25 with the Securities and Exchange Commission stating that Biomet does not anticipate filing its Form 10-Q for the second quarter of fiscal 2007 on or before the fifth calendar day following the prescribed due date.

As a result of its filing delinquency, Biomet’s securities are subject to delisting from The Nasdaq Global Select Market unless Biomet appeals the Staff Determination. Biomet intends to appeal the Staff Determination and requested a hearing before the Nasdaq Listing Qualifications Panel to review the Staff Determination. A hearing date has been set for March 1, 2007. Until a decision is made by the Panel, Biomet’s common stock will remain listed on The Nasdaq Global Select Market. However, there can be no assurance that the Panel will grant Biomet’s request for continued listing.

The information contained in this Preliminary Quarterly Report (including the Financial Statements) will be subject to changes and adjustments (which may be significant) as a result of the ongoing review of stock option granting practices and related accounting or other matters.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (PRELIMINARY)*

FINANCIAL CONDITION AS OF NOVEMBER 30, 2006

The Company’s cash and investments decreased $58,287,000 to $167,184,000 at November 30, 2006.  This decrease resulted from positive cash flow from operations offset by the $73,526,000 dividend paid during the first quarter and the $7,268,000 used to purchase shares pursuant to the Company’s share repurchase programs and payment of $66,879,000 on short-term debt during the first six months.

Cash flows provided by operating activities were $127,826,000 for the first six months of fiscal 2007 compared to $178,902,000 in 2006.  The primary sources of fiscal year 2007 cash flows from operating activities were net income and depreciation.  The primary uses were an increase in accounts receivable and inventories and a decrease in accrued income taxes.  The Company’s major cash collection day is Monday, and as the Company’s quarter end moves further away from a Monday, accounts receivable ending balances increase.  In addition, as sales increase, outstanding accounts receivable increase.  Inventories increased primarily in three areas:  Europe, where the  normal inventory build planned for the summer months has not been reduced to normal operating levels; 3i, as the result of the resolution of a back-order situation; and Japan, where the Company is launching the Bi-metric XR and the Vanguard RP.  Accrued income taxes decreased during the quarter due to the first and second quarter and final 2006 tax estimates being due during the six month period.  Accounts and notes receivable and inventory balances increased during the three month period by $1.9 million and $5.5 million, respectively, due to currency exchange rates.

Cash flows used in investing activities were $54,467,000 for the first six months of fiscal 2007 compared to $46,755,000 in 2006.  The primary use of cash flows from investing activities in fiscal 2007 was capital expenditures.  The Company continues to upgrade its instruments used in various international markets and to support the new implant systems being launched.

Cash flows used in financing activities were $135,469,000 for the first six months of fiscal 2007 compared to $141,566,000 in 2006.  The primary uses were the cash dividend paid, the share repurchase programs and a decrease in short-term borrowings.  In July 2006, the Company’s Board of Directors declared a cash dividend of thirty cents ($0.30) per share payable to shareholders of record at the close of business on July 14, 2006.  Over the last twenty quarters, the Company has used $1,064,000,000 to purchase its common stock.  The Company currently has no share repurchase programs authorized.

Currently available funds, together with anticipated cash flows generated from future operations are believed to be adequate to cover the Company’s anticipated cash requirements, including capital expenditures, research and development costs and short-term debt payments.

*  On March 30, 2007, Biomet publicly disclosed that Biomet’s previously issued financial statements and any related reports of its independent registered public accounting firm should not be relied upon.

The information contained in this Preliminary Quarterly Report (including the Financial Statements) will be subject to changes and adjustments (which may be significant) as a result of the ongoing review of stock option granting practices and related accounting or other matters.

RESULTS OF OPERATIONS FOR THE SIX MONTHS ENDED NOVEMBER 30, 2006 AS COMPARED TO THE SIX MONTHS ENDED NOVEMBER 30, 2005

Net sales increased 5% to $1,028,491,000 for the six months ended November 30, 2006, from $979,593,000 for the same period last year.  Excluding the positive impact of foreign currency, net sales growth for the first quarter was 4%.  The Company’s U.S.-based revenue increased 2.5% to $658,973,000 during the first six months of fiscal 2007, while foreign sales increased 10% (7% currency adjusted) to $369,518,000.  The Company’s worldwide sales of reconstructive products during the first six months of fiscal 2007 were $719,815,000, representing a 9% increase compared to the first six months of last year.  This increase came through balanced growth in all of the reconstructive product categories.

Sales of fixation products were $119,681,000 for the first six months of fiscal 2007, representing a 4% decrease as compared to the same period in 2006.  Sales of spinal products were $102,783,000 for the first six months of fiscal 2007, representing a 7% decrease as compared to the same period in 2006.

EBI, now operating as Biomet Trauma and Biomet Spine (“BTBS”) has continued to underperform management’s objectives.  The Company has continued to make numerous managerial changes at BTBS. The Company is also continuing to progress with the implementation of a new computer system, sales support system, the in-sourcing of the manufacture of spinal hardware products and expanding the research and development team. We believe that the new management team and infrastructure changes at Biomet Trauma and Biomet Spine will allow the Company to provide greater focus on the spine and trauma markets and to our customers.

The Company’s sales of other products totaled $86,212,000, representing a 2% increase over the first six months of fiscal year 2006.

Cost of sales increased slightly as a percentage of net sales to 28.2% for the first six months of fiscal 2007 from 28.0% for the same period last year.  This increase was primarily a result of higher growth rates in international markets where gross margins are lower.  Selling, general and administrative expenses, as a percentage of net sales, increased to 37.1 % compared to 36.7% for the first six months last year.  This increase is a result of the adoption of SFAS 123R Share-Based payment, which increased selling, general and administrative expenses by .7% and research and development expense by ..2%.  Research and development expenditures increased 12.8% during the first six months to $47,496,000 reflecting the Company’s continued emphasis on new product introductions and the aforementioned Share-Based payment expense.  Operating income increased 2% from $303,733,000 for the first six months of fiscal 2006, to $308,783,000 for the first six months of fiscal 2007.  After adjusting for the adoption of SFAS 123R, operating income increased 5%.  Other income increased from $313,000 last year to $3,885,000 this year.  Other income has been positively impacted by an increase in investment interest rates, lower short-term debt and a net gain arising from legal settlements.  The effective income tax rate increased to 34.1% for the first quarter of fiscal year 2007 from 33.7% last year primarily as a result of the lack of a tax benefit associated with SFAS 123R related to Incentive Stock Options.

These factors resulted in a 2% increase in net income to $206,002,000 for the first six months of fiscal 2007 as compared to $201,577,000 for the same period in fiscal 2006, while basic

The information contained in this Preliminary Quarterly Report (including the Financial Statements) will be subject to changes and adjustments (which may be significant) as a result of the ongoing review of stock option granting practices and related accounting or other matters.

and diluted earnings per share increased 4%, from $0.81 to $0.84 for the periods presented.  After adjusting for the adoption of SFAS 123R, net income increased by 6%, while basic and diluted earnings per share increased 9% for the periods presented.

RESULTS OF OPERATIONS FOR THE THREE MONTHS ENDED NOVEMBER 30, 2006 AS COMPARED TO THE THREE MONTHS ENDED NOVEMBER 30, 2005

Net sales increased 5% to $520,330,000 for the second quarter ended November 30, 2006, from $494,690,000 for the same period last year.  Excluding the positive impact of foreign currency, net sales growth for the second quarter was 4%.  The Company’s U.S.-based revenue increased 2% to $333,026,000 during the second quarter of fiscal 2007, while foreign sales increased 11% to $187,304,000.  Excluding the positive foreign exchange adjustment, foreign revenue increased 7%.  The Company’s worldwide sales of reconstructive products during the second quarter of fiscal 2007 were $368,078,000, representing a 9% increase compared to the second quarter of last year.  This increase came through balanced growth in all of the reconstructive product categories.

Sales of fixation products were $58,808,000 for the second quarter of fiscal 2007, representing a 3% decrease as compared to the same period in fiscal 2006.  Sales of spinal products were $50,850,000 for the second quarter of fiscal 2007, representing an 8% decrease as compared to the same period in fiscal 2006.

EBI, now operating as Biomet Trauma and Biomet Spine (“BTBS”) has continued to underperform management’s objectives. The Company has continued to make numerous managerial changes at BTBS.  The Company is also continuing to progress with the implementation of a new computer system, sales support system, the in-sourcing of the manufacture of spinal hardware products and expanding the research and development team. We believe that the new management team and infrastructure changes at Biomet Trauma and Biomet Spine will allow the Company to provide greater focus on the spine and trauma markets and to our customers.

The Company’s sales of other products were flat for the quarter at $42,594,000.

Cost of sales increased slightly as a percentage of net sales to 29.1% for the second quarter of fiscal 2007 from 28.2% for the same period last year.  This increase was primarily a result of higher growth rates in international markets where gross margins are lower.  Selling, general and administrative expenses, as a percentage of net sales, increased to 36.9% compared to 36.7% for the second quarter last year.  This increase is a result of the adoption of SFAS 123R Share-Based payment, which increased selling, general and administrative expenses by .8% and research and development expense by .2%.  Research and development expenditures increased 9% during the second quarter to $23,135,000 reflecting the Company’s continued emphasis on new product introductions and the aforementioned Share-Based payment expense.  Operating income increased 1% from $152,323,000 for the second quarter of fiscal 2006, to $153,740,000 for the second quarter of fiscal 2007.  After adjusting for the adoption of SFAS 123R, operating income increased 4%.  Other income increased from $(245,000) last year to $2,772,000 this year.  Other income has been positively impacted by an increase in investment interest rates, lower short-term debt and a net gain arising from legal settlements.  The effective income tax rate increased to 34.1 % for the first quarter of fiscal year 2007 from 33.4% last year primarily as a result of the lack of a tax benefit associated with SFAS 123R related to Incentive Stock Options.

The information contained in this Preliminary Quarterly Report (including the Financial Statements) will be subject to changes and adjustments (which may be significant) as a result of the ongoing review of stock option granting practices and related accounting or other matters.

These factors resulted in a 2% increase in net income to $103,172,000 for the second quarter of fiscal 2007 as compared to $101,278,000 for the same period in fiscal 2006, while basic and diluted earnings per share increased 2%, from $0.41 to $0.42 for the periods presented.  After adjusting for the adoption of SFAS 123R, net income increased by 6%, while basic and diluted earnings per share increased 7% for the periods presented.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK (PRELIMINARY)

There have been no material changes from the information provided in the Company’s Annual Report on Form 10-K for the year ended May 31, 2006.

The information contained in this Preliminary Quarterly Report (including the Financial Statements) will be subject to changes and adjustments (which may be significant) as a result of the ongoing review of stock option granting practices and related accounting or other matters.